EXHIBIT 2.2
















                             IMPLEMENTATION AGREEMENT

                                  by and between

                            GENERAL MOTORS CORPORATION

                                       and

                                 RAYTHEON COMPANY



                          DATED AS OF JANUARY 16, 1997



                                TABLE OF CONTENTS

                                                                    PAGE


         ARTICLE I

              THE GM TRANSACTIONS...................................  2
              Section 1.1    Determination of the Hughes
                               Distribution Ratio...................  2
              Section 1.2    Hughes Distribution Agreement..........  2
              Section 1.3    GM Stockholder Approval Process........  2
              Section 1.4    Certain Definitions....................  3

         ARTICLE II

              REPRESENTATIONS AND WARRANTIES OF GM..................  4
              Section 2.1    Organization and Good Standing.........  4
              Section 2.2    Corporate Power and Authority..........  4
              Section 2.3    Ownership of Hughes Capital Stock......  4
              Section 2.4    Conflicts, Consents and
                               Approvals............................  5
              Section 2.5    Litigation.............................  5
              Section 2.6    Brokerage and Finder's Fees............  6
              Section 2.7    Requisite GM Stockholder Approval......  6
              Section 2.8    Class B Registration Statement
                               and Raytheon Proxy Statement.........  6

         ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF RAYTHEON............  7
              Section 3.1    Organization and Good Standing.........  7
              Section 3.2    Corporate Power and Authority..........  7
              Section 3.3    Hughes Merger Agreement................  7
              Section 3.4    GM Proxy/Consent Solicitation Statement  7

         ARTICLE IV

              COVENANTS AND AGREEMENTS OF THE PARTIES...............  8
              Section 4.1    Mutual Covenants.......................  8
              Section 4.2    Covenants of GM........................  9
              Section 4.3    Covenants of Raytheon.................. 10

         ARTICLE V

              TERMINATION AND AMENDMENT............................. 11
              Section 5.1    Termination............................ 11
              Section 5.2    Effect of Termination.................. 12
              Section 5.3    Amendment.............................. 12
              Section 5.4    Extension; Waiver...................... 12


                                      - i -




         ARTICLE VI

              MISCELLANEOUS  ....................................... 12
              Section 6.1    No Survival of Representations and
                               Warranties........................... 12
              Section 6.2    Notices................................ 12
              Section 6.3    Interpretation; Absence of Presumption  14
              Section 6.4    Counterparts........................... 14
              Section 6.5    Entire Agreement; Severability......... 15
              Section 6.6    Definition of "subsidiary"............. 15
              Section 6.7    Third Party Beneficiaries.............. 15
              Section 6.8    Governing Law.......................... 15
              Section 6.9    Specific Performance................... 15
              Section 6.10   Assignment............................. 15

         Exhibit A........................ Hughes Distribution Agreement

         Exhibit B.......................... Master Separation Agreement

























                                     - ii -




                             IMPLEMENTATION AGREEMENT


                   This IMPLEMENTATION AGREEMENT ("Agreement") is made and entered into as of January 16, 1997 by and between General Motors Corporation, a Delaware corporation ("GM"), and Raytheon Company, a Delaware corporation ("Raytheon"). GM and Raytheon are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                   WHEREAS, HE Holdings, Inc., a Delaware corporation and an indirect wholly owned subsidiary of GM ("Hughes"), and Raytheon desire to combine Raytheon's business with the Defense Business (as defined in the Separation Agreement (as defined below));

                   WHEREAS, concurrently with the execution and delivery of this Agreement, Hughes and Raytheon are entering into an Agreement and Plan of Merger dated as of the date hereof (as amended from time to time in accordance with the terms thereof and hereof, the "Hughes Merger Agreement"), pursuant to which Raytheon shall merge with and into Hughes, with Hughes as the surviving corporation (the "Hughes Merger"), in accordance with the terms and subject to the conditions thereof;

                   WHEREAS, as a condition to entering into the Hughes Merger Agreement, Raytheon has required that GM and Hughes agree that, at the time of the consummation of the Hughes Merg-er, Hughes be an independent, publicly owned company, compris-ing the Defense Business;

                   WHEREAS, in response to such requirement, GM is will-ing to enter into this Agreement and, subject to satisfaction of certain conditions contained herein, an Agreement and Plan of Merger, in the form attached hereto as Exhibit A (except as provided in Section 4.2(b) hereof) (the "Hughes Distribution Agreement"), by and between GM and a wholly owned subsidiary of GM to be designated by GM ("Merger Sub");

                   WHEREAS, subject to satisfaction of certain condi-tions contained herein, the Master Separation Agreement, in the form attached hereto as Exhibit B (except as provided in Sec-tion 4.2(b) hereof) (the "Separation Agreement"), shall be ex-ecuted and delivered prior to the consummation of the transac-tions contemplated by the Hughes Distribution Agreement;

                   WHEREAS, pursuant to the Hughes Distribution Agree-ment, subject to certain terms and conditions contained there-in, Merger Sub shall merge with and into GM, with GM as the surviving corporation (the "Hughes Spin-Off Merger"), pursuant to which, among other things, the holders of shares of common stock, par value $1-2/3 per share, of GM ("GM $1-2/3 Common Stock") and the holders of shares of Class H Common Stock, par value $0.10 per share, of GM ("GM Class H Common Stock" and, together with GM $1-2/3 Common Stock, "GM Common Stock") shall receive a distribution of shares of Class A Common Stock, par value $0.01 per share, of Hughes ("Hughes Class A Common Stock"), representing all of the outstanding common stock of Hughes;

                   WHEREAS, the Parties intend that (a) the Hughes Merg-er constitute a tax-free "reorganization" within the meaning of
         Section 368(a) of the Internal Revenue Code of 1986, as amended (together with all rules and regulations promulgated there-under, the "Code"), (b) the Hughes Spin-Off Merger qualify as a tax-free (to GM and the holders of GM Common Stock) spin-







         off within the meaning of Section 355 of the Code and (c) certain other transactions described in the Hughes Distribution Agreement be tax-free (to GM and the holders of GM Common Stock) for U.S. federal income tax purposes; and

                   WHEREAS, by resolutions duly adopted, the respective Boards of Directors of each of GM and Raytheon have approved and adopted this Agreement and, by resolutions duly adopted, the respective Boards of Directors of each of Hughes and Ray-theon have approved the Hughes Merger Agreement;

                   NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements here-in contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:


                                    ARTICLE I

                               THE GM TRANSACTIONS

                   Section 1.1 Determination of the Hughes Distribu-tion Ratio. GM's Board of Directors has determined that the GM Transactions, taken as a whole, are in the best interests of GM and its common stockholders, subject to the GM Board's determi-nation of a Hughes Distribution Ratio that would enable (i) the GM Board of Directors to conclude that, as of the date of such determination, the GM Transactions, taken as a whole, are in the best interests of GM and its common stockholders and fair to the holders of GM $1-2/3 Common Stock and the holders of GM Class H Common Stock and (ii) each of the GM Financial Advisors to provide a GM Financial Advisor Fairness Opinion. Subject to the fiduciary duties of its Board of Directors and subject to the terms and provisions of this Agreement, GM agrees that its Board of Directors shall use all commercially reasonable ef-forts (i) to determine, in consultation with the GM Financial Advisors, a Hughes Distribution Ratio that satisfies each of the conditions set forth in the first sentence of this Section
         1.1 and (ii) to consummate the GM Transactions.

                   Section 1.2 Hughes Distribution Agreement. Fol-lowing such time as (i) GM has determined a Hughes Distribution Ratio as contemplated by Section 1.1 above and (ii) each of the GM Financial Advisor Fairness Opinions has been rendered as contemplated by Section 1.1 above, GM and Merger Sub shall en-ter into the Hughes Distribution Agreement, which shall include the Hughes Distribution Ratio as so determined. Following such time, if any, as (A) an adjusted Hughes Distribution Ratio has been determined in order to avoid the determination described in Section 5.1(e) hereof or Section 4(a)(i) of the Hughes Dis-tribution Agreement and (B) GM has received each of the GM Fi-nancial Advisors Opinions with respect thereto, GM shall, and shall cause Merger Sub to, amend the Hughes Distribution Agree-ment to reflect the Hughes Distribution Ratio as so adjusted.

                   Section 1.3 GM Stockholder Approval Process. Fol-lowing such time as the Hughes Distribution Agreement has been executed and provided that none of the GM Financial Advisors Fairness Opinions and the Hughes Financial Advisor Fairness Opinion has been modified in a manner adverse to GM or to GM's Board of Directors or to either class of its common stockhold-ers,





         revoked or withdrawn and that GM has received the requisite consents authorizing the inclusion of such opinions in the Proxy/Consent Solicitation Statement, GM shall, subject in each case to the fiduciary duties of its Board of Directors, (i) take all commercially reasonable action in accordance with the federal securities laws, DGCL and its certificate of incorpora-tion and bylaws necessary to present the GM Transactions to the holders of GM Common Stock for their consideration and ap-proval, (ii) include in the Proxy/Consent Solicitation State-ment the recommendation of its Board of Directors in favor of the GM Transactions and (iii) use all commercially reasonable efforts to solicit from its common stockholders entitled to vote thereon proxies to be voted at a stockholders meeting or consents to be obtained in connection with a consent solicita-tion with respect to the GM Transactions.

                   Section 1.4 Certain Definitions. For purposes of this Agreement, the following capitalized terms shall have the following meanings:

                   "DGCL" means the Delaware General Corporation Law, as amended from time to time.

                   "GM Financial Advisor Fairness Opinion" means, with respect to each GM Financial Advisor, its written opinion, dated as of the date of the determination of the Hughes Distribution Ratio, addressed to the Board of Directors of GM, to the effect that, on the basis of and subject to the assumptions, limitations and other matters set forth therein, taking into account all relevant aspects of the GM Transactions, the consideration to be provided to GM and its subsidiaries and to the holders of GM $1-2/3 Com-mon Stock and the holders of GM Class H Common Stock in the GM Transactions is fair, from a financial point of view, to the holders of GM $1-2/3 Common Stock and the holders of GM Class H Common Stock.

                   "GM Financial Advisors" means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Brothers Inc, each in its capacity as a financial advisor to GM.

                   "GM Transactions" has the meaning assigned to such term in the Hughes Distribution Agreement.

                   "Hughes Distribution Ratio" means the relationship between (i) the number of shares of Hughes Class A Common Stock to be allocated and distributed to the holders of GM $1 2/3 Common Stock and (ii) the number of shares of Hughes Class A Common Stock to be allocated and distributed to the holders of GM Class H Common Stock, in each case pursuant to the Hughes Spin-Off Merger, as set forth in Section 2(d) of the Hughes Distribution Agreement.

                   "Hughes Financial Advisor Fairness Opinion" means the written opinion of Goldman, Sachs & Co., dated as of January 16, 1997, addressed to the Boards of Directors of GM, Hughes Electronics Corporation and Hughes to the effect that, on the basis of and subject to the assumptions and limitations and other matters set forth therein, the Aggregate Consideration (as defined therein) is fair to the GM Group (as defined therein) as a whole.

                   "Proxy/Consent Solicitation Statement" means the proxy or consent solicitation statement distributed to GM's common stockholders in connection with their consideration of the GM Transactions, together with all related materials distributed to GM stockholders and/or filed with





         the Securities and Exchange Commission with respect to the GM Transactions, as such documents and materials may be supplemented or amended from time to time.


                                    ARTICLE II

                      REPRESENTATIONS AND WARRANTIES OF GM

                   In order to induce Raytheon to enter into this Agree-ment, GM hereby represents and warrants to Raytheon that the statements contained in this Article II are true, correct and complete.

                   Section 2.1 Organization and Good Standing. GM is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority (corporate and other) to own, lease, use and operate its properties and to conduct its business as and where owned, leased, used, operated and conducted. GM is duly qualified to do business and in good standing in each jurisdic-tion in which the nature of the business conducted by it or the property it owns, leases, uses or operates make such qualifica-tion necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not have a material adverse effect on GM's ability to consummate the transactions on its part contemplated hereby.

                   Section 2.2 Corporate Power and Authority. Each of GM and each of its subsidiaries (other than with respect to actions taken by Hughes and the subsidiaries of Hughes after giving effect to the consummation of the HEC Reorganization (as defined in the Hughes Distribution Agreement)) has all requi-site corporate power and authority to enter into this Agreement and all other Transaction Agreements (as defined below) to which GM or such subsidiary, as applicable, is or will be a party and to consummate the transactions on its part contem-plated hereby or thereby. The execution and delivery of this Agreement and, subject to the receipt of the approval of GM common stockholders described in Section 2.7 below, the consum-mation of the transactions on its part contemplated hereby have been duly authorized by all necessary corporate action on the part of GM. This Agreement has been duly executed and deliv-ered by GM, and constitutes the legal, valid and binding obli-gation of GM, enforceable against it in accordance with its terms. The execution and delivery of each of the other Trans-action Agreements to which GM or any of its subsidiaries (other than with respect to actions taken by Hughes and the subsidiar-ies of Hughes after giving effect to the consummation of the HEC Reorganization) is or will be a party and the consummation of the transactions on its part contemplated thereby have been, or prior to the execution thereof by GM or such subsidiary, as applicable, will be, duly authorized by all necessary corporate action on the part of GM or such subsidiary, as applicable (subject, in the case of the Hughes Distribution Agreement, to the receipt of the approval of GM common stockholders described in Section 2.7 below), and, when so executed and delivered, will constitute the legal, valid and binding obligation of GM or such subsidiary, as applicable, enforceable against it in accordance with its terms. "Transaction Agreements" means, collectively, (i) this Agreement; (ii) the Hughes Distribution Agreement; (iii) the Hughes Merger Agreement; and (iv) the Sep-aration Agreement and each of the other agreements contemplated thereby.

                   Section 2.3 Ownership of Hughes Capital Stock. Each outstanding share of Hughes capital stock is owned by GM, free and clear of all liens, pledges, security interests, claims or other encumbrances.





                   Section 2.4 Conflicts, Consents and Approvals. Neither the execution and delivery of this Agreement or the other Transaction Agreements by GM or any of its subsidiaries (other than with respect to actions taken by Hughes and the subsidiaries of Hughes after giving effect to the consummation of the HEC Reorganization) nor the consummation of the transac-tions on the part of GM or any such subsidiary contemplated hereby or thereby will:

                   (a) conflict with, or result in a breach of any pro-vision of the certificate of incorporation or bylaws of GM or any such subsidiary;

                   (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or other-wise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of GM or any of its subsidiaries (other than Hughes and the subsidiaries of Hughes after giving effect to the consummation of the HEC Reorganization), under any of the terms, conditions or provi-sions of any note, bond, mortgage, indenture, deed of trust, intellectual property or other license, contract, undertaking, agreement, lease or other instrument or obligation to which GM or any of its subsidiaries (other than Hughes and the subsid-iaries of Hughes after giving effect to the consummation of the HEC Reorganization) is a party;

                   (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to GM or any of its sub-sidiaries (other than Hughes and the subsidiaries of Hughes after giving effect to the consummation of the HEC Reorganiza-
         tion) or any of their properties or assets;

                   (d) except as contemplated by the Hughes Distribu-tion Agreement and the Hughes Merger Agreement, require any action or consent or approval of, or review by, or registration or filing by GM or any of its subsidiaries (other than Hughes and the subsidiaries of Hughes after giving effect to the con-summation of the HEC Reorganization) with, any third party or any court, arbitral tribunal, administrative agency or commis-sion or other governmental or regulatory body, agency, instru-mentality or authority (a "Governmental Authority"), other than
         (i) authorization for listing of the shares of Hughes Class A Common Stock to be issued in the Hughes Spin-Off Merger on the New York Stock Exchange, subject to official notice of issu-ance, (ii) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regula-tions promulgated thereunder (the "HSR Act"), and other similar foreign, federal and state laws, and (iii) registrations or other actions required under foreign, federal and state securi-ties laws;

         except in the case of (b), (c) and (d), for any of the forego-ing that, individually or in the aggregate, would neither have a material adverse effect on the ability of GM and its subsid-iaries (other than Hughes and the subsidiaries of Hughes after giving effect to the consummation of the HEC Reorganization) to consummate the transactions on their parts contemplated hereby and by the other Transaction Agreements to which GM or any such subsidiary, as applicable, is a party nor materially delay the ability of GM or any such subsidiary to consummate such trans-actions.

                   Section 2.5 Litigation. There is no suit, claim, action, proceeding or investigation, whether civil, criminal or administrative in nature, pending or, to the knowledge of GM threatened, against GM or the subsidiaries of GM (other than Hughes and the subsidiaries of Hughes after





         giving effect to the consummation of the HEC Reorganization) which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the ability of GM or any such subsidiary to consummate the transactions on its part contemplated hereby or by the other Transaction Agreements to which GM or any such subsidiary, as applicable, is a party. Neither GM nor any of the subsidiaries of GM (other than Hughes and the subsidiaries of Hughes after giving effect to the consummation of the HEC Reorganization) is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, insofar as can be reasonably foreseen, could have a material adverse effect on the ability of GM or any such subsidiary to consummate the transactions on its part contemplated hereby or by the other Transaction Agreements to which GM or any such subsidiary, as applicable, is a party.

                   Section 2.6 Brokerage and Finder's Fees. Except for obligations to Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Brothers Inc, neither GM nor any affiliate, stockholder, director, officer or em-ployee thereof has incurred or will incur on behalf of GM or any affiliate thereof any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agree-ment. Other than with respect to the fee of Goldman, Sachs & Co., no such fee will be charged against or payable by Hughes or any subsidiary thereof.

                   Section 2.7    Requisite GM Stockholder Approval.
         The affirmative votes of the holders of each of (i) a majority of the voting power of all outstanding shares of GM Common Stock, voting together as a single class based on their respec-tive per share voting power pursuant to the provisions set forth in GM's Amended and Restated Certificate of Incorpora-tion, as amended, (ii) a majority of the outstanding shares of GM $1 2/3 Common Stock, voting as a separate class, and (iii) a majority of the outstanding shares of GM Class H Common Stock, voting as a separate class, are the only votes of the holders of any class or series of GM capital stock that will be ob-tained or are necessary in order to approve and adopt the Hughes Distribution Agreement and the transactions contemplated thereby.

                   Section 2.8 Class B Registration Statement and Raytheon Proxy Statement. None of the information provided by or on behalf of GM (except as it relates to Hughes or its sub-sidiaries) for inclusion in the registration statement of Hughes on Form S-4, including the prospectus, relating to the shares of Hughes Class B Common Stock to be issued in the Hughes Merger (together with all related materials distributed to Raytheon's stockholders and/or filed with the Securities and Exchange Commission with respect to the Hughes Merger), as sup-plemented or amended from time to time (the "Class B Registra-tion Statement"), or Raytheon's proxy or consent solicitation statement with respect to the Hughes Merger (together with all related materials distributed to Raytheon's stockholders and/or filed with the Securities and Exchange Commission with respect to the Hughes Merger), as supplemented or amended from time to time (the "Raytheon Proxy Statement"), at the time of effectiveness or, in the case of the Raytheon Proxy Statement, at the date of mailing and at the date of voting or consent and approval with respect thereto, will contain any untrue state-ment of a material fact or omit to state any material fact re-quired to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The portions of the Class B Registration Statement and the Raytheon Proxy Statement which relate only to GM (except as such portions relate to Hughes or its subsidiaries) will comply as to form in all material re-spects with the provisions of the Securities Act and the Ex-change Act. For purposes of this Section 2.8, "Hughes" shall mean Hughes after giving




         effect to the consummation of the HEC Reorganization, as if the HEC Reorganization had been consummated as of the date of this Agreement.


                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF RAYTHEON

                   In order to induce GM to enter into this Agreement, Raytheon hereby represents and warrants to GM that the state-ments contained in this Article III are true, correct and com-plete.

                   Section 3.1 Organization and Good Standing. Ray-theon is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority (corporate and other) to own, lease, use and operate its properties and to conduct its business as and where owned, leased, used, operated and conducted. Raytheon is duly qualified to do business and in good standing in each ju-risdiction in which the nature of the business conducted by it or the property it owns, leases, uses or operates make such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not have a material adverse effect on Raytheon. Raytheon is not in default in the performance, observance or fulfillment of any provision of its certificate of incorporation or bylaws.

                   Section 3.2 Corporate Power and Authority. Ray-theon has all requisite corporate power and authority to enter into this Agreement and all other Transaction Agreements to which it is or will be a party and to consummate the transac-tions on its part contemplated hereby and thereby. The execu-tion and delivery of this Agreement and, subject to the ap-proval of Raytheon Stockholders (as defined in the Hughes Merger Agreement), the consummation of the transactions on its part contemplated hereby have been duly authorized by all nec-essary corporate action on the part of Raytheon. This Agree-ment has been duly executed and delivered by Raytheon, and con-stitutes the legal, valid and binding obligation of Raytheon, enforceable against it in accordance with its terms. The execu-tion and delivery of each of the Transaction Agreements to which Raytheon is or will be a party and the consummation on its part of the transactions contemplated thereby have been, or prior to the execution thereof by Raytheon, will be, duly au-thorized by all necessary corporate action (subject, in the case of the Hughes Merger Agreement, to the approval of Ray-theon Stockholders), and when so executed and delivered, will constitute the legal, valid and binding obligation of Raytheon, enforceable against Raytheon in accordance with its terms.

                   Section 3.3 Hughes Merger Agreement. Raytheon hereby represents and warrants to GM with respect to each of the matters set forth in Article IV of the Hughes Merger Agree-ment to the full extent set forth therein as though such repre-sentations and warranties were made by Raytheon to GM in this Agreement.

                   Section 3.4 GM Proxy/Consent Solicitation State-ment. None of the information provided by or on behalf of Ray-theon for inclusion in the Proxy/Consent Solicitation State-ment, at the date of effectiveness, at the date of mailing and at the date of voting or consent and approval with respect thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated there-in or necessary in order to make the statements therein, in light of the circumstances under which they are made, not mis-leading. The portions of the Proxy/Consent




         Solicitation Statement which relate only to Raytheon will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.


                                    ARTICLE IV

                     COVENANTS  AND AGREEMENTS OF THE PARTIES

                   Section 4.1    Mutual Covenants.

                        (a) General. Subject to the terms and provi-sions of this Agreement, each of the Parties hereto shall, and shall cause its subsidiaries to, use all commercially reason-able efforts to take all actions and to do all things neces-sary, proper or advisable to consummate the transactions con-templated hereby and by the other Transaction Agreements, including, without limitation, with respect to the satisfaction of the conditions set forth in Section 3 of the Hughes Distri-bution Agreement.

                        (b) Notification of Certain Matters. Each of the Parties hereto shall give prompt notice to the other of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause either Party's representa-tion or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time (as defined in the Hughes Merger Agreement) and (ii) any material failure of either Party hereto to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.1(b) shall not limit or otherwise affect the remedies available hereunder to either Party.

                        (c) HSR Act. As soon as practicable, and in any event no later than ten (10) business days after the date hereof, each of the Parties hereto shall file any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to the Hughes Merger and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable. Each of Raytheon and GM shall furnish to the other such information and assistance as the other reasonably may request in connection with the preparation of any submis-sions to, or agency proceedings by, any Governmental Authority under the HSR Act or any comparable state laws or comparable laws of foreign jurisdictions, and each of Raytheon and GM shall keep the other promptly apprised of any communications with, and inquiries or requests for information from, such Gov-ernmental Authorities. Each of Raytheon and GM hereby agrees to use its best efforts to cause the condition set forth in
         Section 6.1(b) of the Hughes Merger Agreement to be satisfied, including, without limitation, by disposing of or holding sepa-rate, or agreeing to dispose of or hold separate, any assets (but in the case of GM, only Hughes Assets, as defined in the Separation Agreement). Each of Raytheon and GM hereby agrees to use its best efforts to cooperate and assist in any defense by the other party hereto of the Hughes Merger before any Gov-ernmental Authority reviewing the Hughes Merger, including by promptly providing such information as may be requested by such Governmental Authority or such assistance as may be reasonably requested by the other party in such defense.





                   Section 4.2    Covenants of GM.

                        (a) No Solicitation. GM agrees that, during the term of this Agreement, without the consent of Raytheon, it shall not, and shall not authorize or permit any of its subsid-iaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, knowingly encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any Competing Transaction (as defined in the Hughes Merger Agree-ment) relating to the Defense Business or the consummation of which would otherwise result in the termination or material breach of any of the Transaction Agreements, or negotiate, ex-plore or otherwise engage in discussions with any person (other than Raytheon or its respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or under-standing therefor requiring them to abandon, terminate or fail to consummate the Hughes Merger except and to the extent (in-cluding compliance by GM with the conditions set forth therein) that Hughes could do so pursuant to the terms of Section 5.1(k) of the Hughes Merger Agreement.

                        (b)  Transaction Agreements.  Subject to the
         terms and provisions of this Agreement, GM shall, and shall cause its subsidiaries to, enter into the Transaction Agree-ments, as and when contemplated hereby and thereby. GM agrees that it will consult with Raytheon regarding any changes, amendments or additions that are proposed to be made to any such agreement prior to the Effective Time, whether before or after any such agreement is entered into by the respective par-ties thereto. Except for any amendment or change to the Hughes Distribution Agreement to reflect the determination of the Hughes Distribution Ratio or the terms of the new GM common stock to be set forth in Exhibit A thereto and except for any amendment to the Hughes Distribution Agreement as required pur-suant to Section 1.2 hereof, GM shall not permit any such change, amendment or addition to be made prior to the Effective Time to the forms or terms of any such agreement without Raytheon's consent (which consent shall not be unreasonably withheld or delayed), unless such change, amendment or addition could not reasonably be foreseen (i) to have an adverse effect on the business, assets, liabilities or financial condition of Hughes (after giving effect to the consummation of the HEC Re-organization) or, following the Effective Time, the Surviving Corporation or (ii) to delay materially the consummation of the Hughes Merger on the terms and subject to the conditions of this Agreement and the other Transaction Agreements. Unless this Agreement has been terminated, GM agrees that it shall not, and shall not permit any of its subsidiaries to, terminate (except as may be permitted by the terms thereof) or waive any condition of any of the Transaction Agreements (other than the Hughes Merger Agreement), without the prior written consent of Raytheon. GM shall not permit Hughes to make prior to the Ef-fective Time any formal election expressly referenced in the Separation Agreement to be made by Hughes unless any such elec-tion is acceptable to Raytheon.

                        (c)  Preparation of SEC Documents.  GM shall
         promptly furnish Raytheon with all information concerning GM (except as it relates to Hughes or its subsidiaries) as may be reasonably requested by Raytheon for inclusion in the Class B Registration Statement or the Raytheon Proxy Statement. If at any time prior to the Effective Time, any information pertain-ing to GM (except as it relates to Hughes or its subsidiaries) contained in or omitted from the Class B Registration Statement or the Raytheon Proxy Statement makes such statements contained therein false or misleading, GM shall promptly inform Raytheon thereof and GM shall promptly provide





         the information necessary to make the statements contained therein not false or misleading. For purposes of this Section 4.2(c), "Hughes" shall mean Hughes after giving effect to the consummation of the HEC Reorganization, as if the HEC Reorganization had been consummated as of the date of this Agreement.

                   Section 4.3    Covenants of Raytheon.

                        (a)  Preparation of SEC Documents.  Raytheon
         shall promptly furnish GM with all information concerning it as may be reasonably requested by GM for inclusion in the Proxy/ Consent Solicitation Statement. Raytheon shall cooperate with GM in the preparation of the Proxy/Consent Solicitation State-ment. If at any time prior to the Effective Time, any informa-tion pertaining to Raytheon contained in or omitted from the Proxy/Consent Solicitation Statement makes such statements con-tained therein false or misleading, Raytheon shall promptly inform GM thereof and Raytheon shall promptly provide the in-formation necessary to make the statements contained therein not false or misleading.

                        (b) Letter of Accountants. Raytheon shall use all commercially reasonable efforts to cause to be delivered to GM in connection with the Proxy/Consent Solicitation Statement two letters from Raytheon's independent accountants, one dated a date within two business days before the date on which the Proxy/Consent Solicitation Statement shall become effective and one dated a date within two business days before the date on which the Proxy/Consent Solicitation Statement is mailed to GM's common stockholders, in each case addressed to GM, in form and substance reasonably satisfactory to GM and customary in scope and substance for comfort letters delivered by indepen-dent public accountants in connection with registration state-ments and proxy or consent solicitation statements similar to the Proxy/Consent Solicitation Statement.

                        (c) Cooperation Regarding Tax Rulings and Opin-ions. Raytheon shall promptly furnish GM with all information concerning it as may be reasonably requested by GM (i) for in-clusion in any request for rulings and supplemental submissions ("Ruling Requests") filed by GM with the Internal Revenue Ser-vice of the U.S. Department of Treasury (the "IRS") with re-spect to the Hughes Merger and the GM Transactions, including any supplemental rulings sought from the IRS by GM to ensure the Tax-Free Status of the EDS Split-Off (as defined in the Hughes Distribution Agreement), and (ii) for use by GM's coun-sel in preparing any tax opinions requested by GM from such counsel with respect to the Hughes Merger and the GM Transac-tions (the "Tax Opinions"). Raytheon shall cooperate fully with GM in the preparation of the Ruling Requests and supple-mental submissions to the IRS, and shall make its officers, employees, advisers and others associated with Raytheon avail-able for meetings with GM and the IRS as reasonably requested by GM. Raytheon shall provide GM with such representations and warranties as may be requested by the IRS or reasonably re-quested by GM in connection with the Ruling Requests or Tax Opinions. To the extent that Raytheon has any shareholders who beneficially own, directly or indirectly, five percent or more of the stock of Raytheon, Raytheon shall take such commercially reasonable actions as are necessary to obtain any representa-tions or warranties from such shareholders as may be requested by the IRS or reasonably requested by GM in connection with the Ruling Requests or Tax Opinions. GM shall provide to Raytheon for its review and comment a draft of any Ruling Requests prior to the submission thereof to the IRS and shall allow Raytheon sufficient time to comment thereon. GM shall consider in good faith all comments timely received from Raytheon on any Ruling Request. Notwithstanding the foregoing, the form and substance of the Ruling Requests





         shall be solely in the discretion of GM and GM shall not be required to delay the filing of any Ruling Request pending the receipt or consideration of comments from Raytheon not timely received by GM. GM shall provide Raytheon with the opportunity to participate in meetings with the IRS regarding the Ruling Requests.


                                    ARTICLE V

                            TERMINATION AND AMENDMENT

                   Section 5.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

                        (a) by mutual written consent of GM and Ray-theon;

                        (b)  by either of GM or Raytheon at any time
         following the termination of either of the Hughes Merger Agree-ment or the Hughes Distribution Agreement in accordance with the terms thereof;

                        (c) by either of GM or Raytheon in the event of either: (i) a material breach by the other Party of any repre-sentation or warranty contained herein which breach cannot be or has not been cured within 30 days after the giving of writ-ten notice to the breaching Party of such breach; or (ii) a material breach by the other Party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach;

                        (d) by GM in the event that its Board of Direc-tors determines in good faith that it is unable to determine a Hughes Distribution Ratio as contemplated by Section 1.1 here-of;

                        (e) by GM in the event that its Board of Direc-tors determines in good faith, in the exercise of its fiduciary obligations under applicable law, on the basis of oral or writ-ten advice of outside counsel, (i) that it either is unable to include in the Proxy/Consent Solicitation Statement its recom-mendation in favor of the GM Transactions as then set forth in the Hughes Distribution Agreement or must revoke or withdraw the same and (ii) that the foregoing determination could not reasonably be avoided by adjusting the Hughes Distribution Ra-tio so as to satisfy the conditions set forth in the first sen-tence of Section 1.1 hereof as of the date of such adjustment; or

                        (f) by Raytheon in the event that (i) the GM Board of Directors shall have made a determination described in
         Section 5.1(d) or Section 5.1(e) and shall not have terminated this Agreement within 10 business days thereof, (ii) the GM Board of Directors shall not have determined a Hughes Distribu-tion Ratio as contemplated by Section 1.1 hereof by the date which is 30 business days after the latest of (x) the receipt by GM of the Ruling (as defined in the Hughes Distribution Agreement), (y) the receipt by GM of the Supplemental Ruling (as defined in the Hughes Distribution Agreement) and (z) the satisfaction of the conditions set forth in Section 6.1(b) of the Hughes Merger Agreement, or (iii) following the determina-tion of the Hughes Distribution Ratio, (A) GM shall fail to include in the Proxy/Consent Solicitation Statement the recom-mendation of the GM Board of Directors in favor of the GM Transactions as then set forth in the Hughes





         Distribution Agreement or (B) the Board of Directors of GM shall withdraw or modify in any adverse manner its approval or recommendation of the GM Transactions or fail to reaffirm such approval or recommendation upon Raytheon's request.

                   Section 5.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 5.1 above, this Agreement shall become void and have no effect, without any liability on the part of either Party or its sub-sidiaries or their respective directors, officers or stockhold-ers, except as may be provided in Section 7.2 of the Hughes Merger Agreement. Notwithstanding the foregoing, nothing in this Section 5.2 shall relieve either Party to this Agreement of liability for a willful breach of any provision of this Agreement.

                   Section 5.3 Amendment. This Agreement may be amended by the Parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of the Hughes Merger Agreement by Raytheon Stockholders and before or after approval of the GM Transac-tions by GM's common stockholders, but after either such ap-proval or authorization, no amendment shall be made which by law requires further approval or authorization by the Raytheon Stockholders or the common stockholders of GM, as the case may be, without such further approval or authorization. Notwith-standing the foregoing, this Agreement may not be amended ex-cept by an instrument in writing signed on behalf of each of the Parties hereto.

                   Section 5.4 Extension; Waiver. At any time prior to the Effective Time, GM (with respect to Raytheon) and Ray-theon (with respect to GM) by action taken or authorized by their respective Boards of Directors, may, to the extent le-gally allowed, (a) extend the time for the performance of any of the obligations or other acts of such Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions con-tained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.


                                    ARTICLE VI

                                  MISCELLANEOUS

                   Section 6.1 No Survival of Representations and Warranties. The representations and warranties made herein by the Parties hereto shall not survive the Effective Time. This
         Section 6.1 shall not limit any covenant or agreement of the Parties hereto which by its terms contemplates performance af-ter the Effective Time or the termination of this Agreement.

                   Section 6.2 Notices. All notices and other com-munications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier ser-vice to the Parties at the following addresses (or at such other address for a Party as shall be specified by like no-
         tice):





                        (a)  if to GM:

                             General Motors Corporation
                             767 Fifth Avenue
                             New York, New York 10153
                             Attention:  Treasurer
                             Telecopy No.:  (212) 418-3630

                             with a copy to:

                             General Motors Corporation
                             3031 West Grand Boulevard
                             Detroit, Michigan 48202
                             Attention:  Warren G. Andersen, Esq.
                             Telecopy No.:  (313) 974-0685

                             and with a copy to:

                             Kirkland & Ellis
                             200 East Randolph Drive
                             Chicago, Illinois 60601
                             Attention:  Robert S. Osborne, P.C.
                             Telecopy No.:  (312) 861-2200

                             and with a copy to:

                             HE Holdings, Inc.
                             c/o Hughes Aircraft Company
                             1100 Wilson Boulevard, Suite 2000
                             Arlington, Virginia 22209
                             Attention:  John T. Kuelbs, Esq.
                             Telecopy No.:  (703) 528-3706

                             and with a copy to:

                             Weil, Gotshal & Manges LLP
                             767 Fifth Avenue
                             New York, New York  10153
                             Attention:  Frederick S. Green, Esq.
                             Telecopy No.:  (212) 310-8007









                        (b)  if to Raytheon:

                             Raytheon Company
                             141 Spring Street
                             Lexington, Massachusetts 02173
                             Attention:  Christoph L. Hoffmann, Esq.
                             Telecopy No.:  (617) 860-2822

                             with a copy to:

                             Wachtell, Lipton, Rosen & Katz
                             51 West 52nd Street
                             New York, New York 10019
                             Attention:  Adam O. Emmerich, Esq.
                             Telecopy No.: (212) 403-2000

                   Section 6.3 Interpretation; Absence of Presump-tion. (a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof", "herein", "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph and Exhibit references are to the Articles, Sections, paragraphs and Exhib-its to this Agreement unless otherwise specified, (iii) the use of the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise spec-ified, (iv) the word "or" shall not be exclusive, (v) provi-sions shall apply, when appropriate, to successive events and transactions, and (vi) all references to any period of days shall be deemed to be to the relevant number of calendar days.

                        (b) The Article, Section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                        (c) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any in-strument to be drafted.

                        (d) For the purposes of any provision of this agreement, a "material adverse effect" with respect to any Party shall be deemed to occur if the aggregate consequences of all breaches and inaccuracies of covenants and representations of such Party under this Agreement, when read without exception or qualification for a material adverse effect, are reasonably likely to have a material adverse effect on the assets, li-abilities, results of operations or financial condition of such Party and its subsidiaries taken as a whole.

                   Section 6.4 Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The Parties may execute more than one copy of the Agreement, each of which shall constitute an origi-nal.






                   Section 6.5 Entire Agreement; Severability. (a) This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement (as de-fined in the Hughes Merger Agreement) contain the entire agree-ment between the Parties with respect to the subject matter hereof, and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conver-sations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

                        (b) If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the applica-tion of such provision to persons or circumstances or in juris-dictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either Party. Upon such determination, the Parties shall nego-tiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

                   Section 6.6 Definition of "subsidiary". When a reference is made in this Agreement to a subsidiary of a Party, the term "subsidiary" means any corporation or other organiza-tion, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is di-rectly or indirectly owned or controlled by such Party or by any one or more of its subsidiaries, or by such Party and one or more of its subsidiaries.

                   Section 6.7 Third Party Beneficiaries. The provi-sions of this Agreement are solely for the benefit of the Par-ties and are not intended to confer upon any person except the Parties any rights or remedies hereunder, and there are no third party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, li-ability, reimbursement, claim of action or other right in ex-cess of those existing without reference to this Agreement.

                   Section 6.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

                   Section 6.9 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equi-table relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

                   Section 6.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties hereto (whether by opera-tion of law








         or otherwise) without the prior written consent of the other Parties hereto. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

                                  *  *  *  *  *
































                   IN WITNESS WHEREOF, each of the undersigned, intend-ing to be legally bound, has caused this Agreement to be duly executed and delivered on the date first above written.


                                    GENERAL MOTORS CORPORATION



                                    By:  /s/ John D. Finnegan
                                       Name:  John D. Finnegan
                                       Its:   Vice President and
                                              Treasurer




                                    RAYTHEON COMPANY



                                    By:  /s/ Christoph L. Hoffmann
                                       Name:  Christoph L. Hoffmann
                                       Its:   Executive Vice President